Exhibit 99.1

Saratoga Resources, Inc. Closes Placement of $25.0 Million of 12.5% Senior Secured Notes

HOUSTON, TX, December 4, 2012 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced the completion of its previously announced offering of $25.0 million in principal amount of Senior Secured Notes due 2016.

Saratoga intends to use the net proceeds from the offering of approximately $23.3 million for general corporate purposes, including working capital and capital expenditures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

Management Comments

Mr. Michael O. Aldridge, Saratoga’s Chief Financial Officer, said, “We are pleased to announce the successful closing of our senior notes offering in challenging market conditions.  With this additional capital, we have substantially enhanced our liquidity and are well positioned to execute our development program through 2013, which we estimate will entail capital expenditures of up to $60 million.  Following Hurricane Isaac and the resulting deferral of projects, we are once more ramping up production and resuming our development program.”  Mr. Aldridge added, “In addition, while we are active in layering in price and cash flow protection through hedging, this additional cash provides added protection against commodity price volatility and other unforeseen events and positions us to take advantage of opportunities in the market as they arise.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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